Exhibit 4.1

FIRST AMENDMENT TO

SECTION 382 TAX BENEFITS PRESERVATION PLAN

This First Amendment (this “Amendment”) dated as of March 19, 2021, to the Section 382 Tax Benefits Preservation Plan, dated as of August 21, 2019 (the “Rights Agreement”), is between SUPPORT.COM, INC., a Delaware corporation (the “Company”), and COMPUTERSHARE TRUST COMPANY, N.A., a federally chartered trust company, as rights agent (the “Rights Agent”).

WHEREAS, the Company and the Rights Agent have entered into the Rights Agreement specifying the terms of the Rights (as defined therein);

WHEREAS, the Company proposes to enter into an Agreement and Plan of Merger (as it may be amended from time to time, the “Merger Agreement”), by and among the Company, Greenidge Generation Holdings Inc. (“Parent”) and GGH Merger Sub, Inc. (“Merger Subsidiary”), providing for the merger (the “Merger”) of Merger Subsidiary with and into the Company, with the Company continuing as the surviving corporation and a wholly owned subsidiary of Parent;

WHEREAS, in connection with the Merger, Parent proposes to enter into a Support Agreement (as amended from time to time, the “Support Agreement”) with certain holders of common stock, par value $0.0001 per share (the “Common Stock”) of the Company, as identified therein;

WHEREAS, the Board of Directors of the Company has determined that it is necessary and desirable to amend the Rights Agreement to exempt the Merger Agreement and the Support Agreement, the execution and delivery thereof, and the transactions contemplated thereby, including the Merger, from the application of the Rights Agreement, in each case as set forth in this Amendment; and

WHEREAS, the Company and the Rights Agent desire to amend the Rights Agreement in accordance with Section 26 of the Rights Agreement.

NOW, THEREFORE, in consideration of the premises and mutual agreements set forth in the Rights Agreement and this Amendment, the parties hereby agree as follows:

Section 1. Amendments to Rights Agreement. The Rights Agreement is hereby amended as follows:

(a) The definition of “Acquiring Person” in Section 1 of the Rights Agreement is amended to add the following sentence at the end thereof:

Notwithstanding anything in this Agreement to the contrary, none of Greenidge Generation Holdings Inc. (“Parent”), GGH Merger Sub, Inc. (“Merger Subsidiary”) or any Affiliate or Associate of Parent or Merger Subsidiary shall be deemed to be an Acquiring Person (or an Associate or Affiliate of an Acquiring Person), either individually or collectively, as a result of the execution, delivery, announcement, consummation or performance of the Merger Agreement, the Support Agreement, the Merger or the Transactions.

(b) The definition of “Expiration Date” in Section 1 of the Rights Agreement is amended by deleting all of the text at the end thereof starting with “(v)” and replacing it with the following:

(v) the date on which the Board otherwise determines, in its sole discretion, that this Agreement is no longer necessary to preserve the Tax Benefits, (vi) the beginning of a taxable year of the Company to which the Board determines in its sole discretion, that no Tax Benefits may be carried forward and (vii) immediately prior to the effective time of the closing of the Merger, pursuant to, and in accordance with, the Merger Agreement.

(c) The definition of “Stock Acquisition Date” in Section 1 of the Rights Agreement is amended to add the following clause at the end thereof (before the “.”):

; provided, further, that no Stock Acquisition Date shall be deemed to have occurred as a result of the execution, delivery, announcement, consummation or performance of the Merger Agreement, the Support Agreement, the Merger or the Transactions

(d) Section 3 is amended by deleting all of the text in the parenthetical immediately before Section (3)(a)(x) and replacing such text in such parenthetical with the following:

(the earliest of such dates being referred to herein as the “Distribution Date”; provided, however, a Distribution Date shall not be deemed to have occurred as a result of the execution, delivery, announcement, consummation or performance of the Merger Agreement, the Support Agreement, the Merger or the Transactions)

(e) Section 11(a)(ii) is amended by deleting all of the text in the first parenthetical of such subsection and replacing such text in such parenthetical with the following:

(this event being referred to as a “Section 11(a)(ii) Event”; provided, however, a Section 11(a)(ii) Event shall not be deemed to have occurred as a result of the execution, delivery, announcement, consummation or performance of the Merger Agreement, the Support Agreement, the Merger or the Transactions)

(f) The following definitions shall be added to Section 1 of the Rights Agreement:

“Merger” shall have the meaning ascribed to it in the Merger Agreement.

“Merger Agreement” shall mean the Agreement and Plan of Merger dated as of March 19, 2021 by and among the Company, Parent and Merger Subsidiary, and any amendments thereto.

“Transactions” shall have the meaning ascribed to it in the Merger Agreement.

“Support Agreement” shall mean the Support Agreement dated as of March 19, 2021 by and among Parent and certain holders of Common Stock, as identified therein, and any amendments thereto.

(g) Section 11 is amended by adding the following at the end of the lead-in to Section 11 (before subsection 11(a)(i)):

; provided, that, no such adjustment will be made as a result of the execution, delivery, announcement, consummation or performance of the Merger Agreement, the Support Agreement, the Merger or the Transactions,

Section 2. Full Force and Effect. Except as expressly amended hereby, the Rights Agreement shall continue in full force and effect in accordance with the provisions thereof on the date hereof. In executing and delivering this Amendment, the Rights Agent shall be entitled to all the privileges and immunities afforded to the Rights Agent under the terms and conditions of the Rights Agreement. This Amendment shall be deemed effective as of the date first written above when executed by the Rights Agent and the Company and upon the delivery of the duly executed certificate required under Section 26 of the Rights Agreement.

Section 3. Termination of Merger Agreement. If for any reason the Merger Agreement is terminated pursuant to the terms thereof, this Amendment shall be of no further force or effect and the Rights Agreement shall remain the same as it existed immediately prior to the execution of this Amendment, and the Company shall notify the Rights Agent promptly after such termination of the Merger Agreement.

Section 4. Governing Law. This Amendment shall be deemed to be a contract made under the laws of the State of Delaware and for all purposes shall be governed by and construed in accordance with the laws of such State applicable to contracts to be made and performed entirely within such State.

Section 5. Counterparts. This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

Section 6. Severability. If any term, provision, covenant or restriction of the Amendment is held by a court of competent jurisdiction or other authority as invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Amendment and the Rights Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the day and year first above written.

SUPPORT.COM, INC.

By:	/s/ Lance Rosenzweig
Name: Lance Rosenzweig
Title: President and Chief Executive Officer

COMPUTERSHARE TRUST COMPANY, N.A.

By:	/s/ Kathy Heagerty
Name: Kathy Heagerty
Title: VP & Manager Relationship Management

[Signature Page to Section 382 Tax Benefits Preservation Plan Amendment]

CERTIFICATE

March 19, 2021

The undersigned, being an Appropriate Officer (as defined in the Rights Agreement), hereby certifies to the Rights Agent that the proposed amendments to the Rights Agreement set forth in the foregoing Amendment are in compliance with the terms of Section 26 of the Rights Agreement.

By:	/s/ Lance Rosenzweig
Name: Lance Rosenzweig
Title: President and Chief Executive Officer